Exhibit 10.12

PERSONAL AND CONFIDENTIAL

May 2, 2001

Mr. Peter T. Paul
550 Riviera Circle
Larkspur, CA 94939

Dear Peter:

             This letter agreement (“Agreement”) will confirm the terms negotiated and reached between you and GreenPoint Financial Corp. (“GreenPoint”) concerning your separation from GreenPoint, GreenPoint Bank (the “Bank”), GreenPoint Credit, LLC (“Credit”), and each of their respective affiliates (collectively, the “GreenPoint Entities”).  Under this Agreement, you and GreenPoint will be, from time to time, referred to collectively as the “Parties”. This Agreement has been entered into between the Parties after each of the Parties consulted with its respective counsel.

             1.          Separation Date.  You hereby give notice that effective May 1, 2001 (the “Separation Date”) you will be resigning from your employment with the GreenPoint Entities, including, without limitation, your positions as Vice Chairman of GreenPoint and the Bank and as President and Chief Executive Officer of Credit.  Further, you hereby give notice that effective on the Separation Date you will be resigning from the Board of Directors and the Management Committee of any of the GreenPoint Entities on which you serve as a member, except that, subject to Paragraph 2(c), at this time you will not be resigning as a member of the Boards of Directors of GreenPoint and the Bank.  Your notice and commitment to resign are firm and irrevocable.

             2.          Consideration.  In exchange for your execution of this Agreement (provided you do not revoke your acceptance) and your compliance with all of its terms, you will be provided with the payments, benefits and rights set forth in this Agreement.

             (a)         Consulting Services.  Subject to the terms and conditions herein, GreenPoint agrees to retain you as a consultant to Thomas S. Johnson and Bharat B. Bhatt, in their capacity as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of GreenPoint and the Bank for the period commencing on the Separation Date and ending on May 1, 2003 (the “Consulting Period”); provided, however, that either you or GreenPoint can earlier terminate the Consulting Period for any reason in the sole discretion of either you or GreenPoint.  You acknowledge that while serving as a consultant under the terms of this Agreement you shall not possess the power or authority to make binding commitments on behalf of any of the GreenPoint Entities or their respective employees, officers or directors. While you are serving as a consultant under the terms of this Agreement, you agree that you will be available on an as needed basis, as determined in the sole discretion of Mr. Johnson or Mr. Bhatt, to provide advice regarding new and existing projects.  The ability of Mr. Johnson and Mr. Bhatt to request consultation and your obligation to provide consulting services under the terms of this Agreement shall not be assigned or transferred to any other person or entity.

             (b)        Consulting Fees.  While serving as a consultant during the Consulting Period, GreenPoint shall pay you a consulting fee of $120,000 per year, payable in 12 equal monthly installments in arrears on the first day of each month, with the first such payment being made on June 1, 2001.  It is agreed that you will submit invoices to GreenPoint for reasonable expenses incurred by you in connection with consulting services you provide under the terms of this Agreement and that GreenPoint will reimburse you for these reasonable expenses in accordance with its policy as in effect from time to time.  While serving as a consultant during the Consulting Period, your services are to be rendered as an independent contractor, and you are solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the consulting fees.  GreenPoint shall not make any deductions, withholdings or payments from the consulting fees payable to you under this Agreement.  You agree to indemnify GreenPoint for any tax liability it may incur by virtue of any payments made by GreenPoint to you should you fail to file and pay all appropriate taxes as a self-employed person.  Upon the cessation of your consulting services, whether by you or by GreenPoint for any reason in the sole discretion of either you or GreenPoint, GreenPoint’s obligation to pay you the consulting fees shall cease, provided that GreenPoint shall be obligated to pay you a pro-rata portion of the monthly consulting fee in respect of the month in which your services cease.

             (c)         Board Memberships.  While serving as a consultant during the Consulting Period, you shall continue to have the right to serve as a member of the Board of Directors of each of GreenPoint and the Bank.  Upon your cessation of service as a consultant, either upon the expiration of the Consulting Period or as a result of termination of your services by you or by GreenPoint for any reason in the sole discretion of either you or GreenPoint, you shall automatically cease to be a member of such Boards of Directors.  You acknowledge that, other than the consulting fees provided herein, you shall not be entitled to receive any fees for your service to the Boards of Directors of GreenPoint and the Bank, nor shall you be entitled to participate in any benefit or compensation plan or program.  It is agreed that you will submit invoices to GreenPoint for reasonable expenses incurred by you in connection with your membership on these Boards and that GreenPoint will reimburse you for these reasonable expenses in accordance with its policy as in effect from time to time.

             (d)        Benefit Plans. You acknowledge that effective as of the Separation Date and thereafter while serving as a consultant you shall not be entitled to participate in any of the employee benefit, compensation or incentive plans of any of the GreenPoint Entities, except as specifically provided herein and, as appropriate, you will be given the opportunity to elect COBRA continuation health insurance coverage under the applicable health insurance plan maintained by Credit and may continue health insurance coverage until the end of the COBRA period at your own expense by paying the monthly insurance premium in full each month.  You acknowledge that the GreenPoint Entities provide valuable pension, welfare, fringe and other compensatory benefits to certain eligible employees.  You agree that even if a court or government agency were to determine that during the Consulting Period you and GreenPoint (or any of the other GreenPoint Entities) had a common law employer-employee relationship, you still will be bound by this Agreement and will not be entitled to receive from any of the GreenPoint Entities or have any of the GreenPoint Entities provide on your behalf any different or additional pay, or any benefits, insurance coverage, tax payments or withholding, or compensation of any kind.  You hereby knowingly and voluntarily waive any right you may have to demand, claim or obtain participation, benefits or payments in or from the pension, welfare and/or fringe benefits plans, policies, programs or other arrangements maintained by any of the GreenPoint Entities for their employees on the ground of the performance of services under this Agreement.

             Notwithstanding anything contained herein to the contrary, solely with respect to the option to acquire GreenPoint common stock granted under the (i) Stock Option Agreement between GreenPoint and you dated as of March 30, 1999 pursuant to GreenPoint’s Amended and Restated 1994 Stock Incentive Plan, you will vest in an additional 25,000 option shares on the earlier to occur of (q) March 30, 2002 and (r) your death or Disability or a Change in Control (as those terms are defined in the 1994 Stock Incentive Plan) and (ii) Stock Option Agreement between GreenPoint and you dated as of January 20, 2000 pursuant to GreenPoint’s 1999 Stock Incentive Plan, you will vest in an additional 41,666 option shares on the earlier to occur of (t) January 20, 2002 and (u) your death or Disability or a Change in Control (as those terms are defined in the 1999 Stock Incentive Plan); in each case, without regard to the earlier termination of the Consulting Period by you or GreenPoint for any reason in the sole discretion of either you or GreenPoint.  The option shares that vest as provided in the immediately preceding sentence will remain exercisable for a period of one year from the applicable vesting date, which period, in each case, will not be extended as a result of your death or Disability or a Change in Control (as those terms are defined in the 1994 and 1999 Stock Incentive Plans) prior to the expiration of each respective exercise period.  In addition, while serving as a consultant during the Consulting Period, solely with respect to the 2000 grant, you will vest in an additional 41,668 option shares on the earlier to occur of (w) January 20, 2003 and (x) your death or Disability or a Change in Control (as those terms are defined in the 1999 Stock Incentive Plan); provided, however, that if the applicable vesting date is the date set forth in (w) above, you will not vest in the additional 41,668 option shares if, by January 20, 2003, the Consulting Period has been terminated by you or GreenPoint for any reason in the sole discretion of you or GreenPoint. The option shares, if any, that vest as provided in the immediately preceding sentence will remain exercisable for a period of one year from the applicable vesting date, which period will not be extended as a result of your death or Disability or a Change in Control (as those terms are defined in the 1999 Stock Incentive Plan) prior to the expiration thereof. The option shares that are fully vested on May 1, 2001 (which GreenPoint acknowledges to be 50,000 option shares with respect to the 1999 grant and 41,666 option shares with respect to the 2000 grant) will remain exercisable until April 30, 2002, which period will not be extended as a result of your death or Disability or a Change in Control (as those terms are defined in the 1994 and 1999 Stock Incentive Plans) prior to the expiration thereof. You shall have the right to exercise the vested portion of any such option upon the payment of the exercise price and any applicable withholding taxes until the expiration of the periods set forth herein.  To the extent any vested option shares are unexercised as of the expiration of the applicable vesting period set forth herein, they shall expire and be forfeited immediately. You acknowledge that except as provided herein (y) any rights in respect of any other equity awards granted to you under the Stock Incentive Plans referred to above shall expire and be forfeited as of the Separation Date, including, without limitation, the option to acquire GreenPoint common stock under the Stock Option Agreement between GreenPoint and you dated as of February 9, 2001 pursuant to GreenPoint’s 1999 Stock Incentive Plan and (z) all other terms of the Stock Option Agreements referred to above as well as the 1994 and 1999 Stock Incentive Plans (as they may be amended from time to time) shall remain in effect.

             You acknowledge that the determination of whether you are “retired” or otherwise qualify for “retirement” as those terms  (or any derivative terms) are used under the plans, policies, programs, practices, etc. maintained by any of the GreenPoint Entities from time to time will be made solely and exclusively under the terms and conditions of each applicable plan, policy, program, practice, etc., and nothing in this Agreement shall modify or otherwise change the terms or meaning of any such plan, policy, program, practice, etc. with respect to your rights or the rights of any other person, or the obligations of any of the GreenPoint Entities thereunder.

             3.          Employment Letter Agreement/Restrictive Covenants.  You acknowledge that pursuant to the employment letter agreement between you and GreenPoint dated as of December 4, 1998 (the “Employment Letter”) (attached hereto and made part hereof as Exhibit I), you will continue to be subject to the restrictive covenants set forth in Exhibit B thereto through the Separation Date and thereafter for the applicable periods set forth therein.  You and the GreenPoint Entities acknowledge and agree that with respect to the restrictive covenants set forth in Exhibit B to the Employment Letter, the “Restricted Period” ends on January 1, 2003.

             4.          Termination of Change in Control Agreement.  You acknowledge and agree that effective as of May 1, 2001, the Change in Control Agreement entered into between you and GreenPoint as of March 30, 1999 is terminated, and you further agree that the Paul Releasors (as defined in Paragraph 5 below) have no rights and the GreenPoint Releasees (as defined in Paragraph 5 below) have no obligations thereunder.

             5.          Release of Claims by Paul.  You, including for this purpose your representatives, agents, heirs, executors, administrators, successors, assigns, present or former spouse, dependants, children and family members (“Paul Releasors”), hereby release the GreenPoint Entities, including for this purpose their respective members, subsidiaries, affiliated entities, predecessors, successors and assigns, and third party beneficiaries, and all of their respective current and former employees, officers, directors, management committees, fiduciaries and agents (“GreenPoint Releasees”), of and from any and all claims, actions, causes of action, suits, and demands, including attorney’s fees and costs, whatsoever, in law or equity, which against the GreenPoint Releasees the Paul Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever in connection with any relationship between the Paul Releasors and the GreenPoint Releasees, known or unknown, including, without limitation, rights under federal, state or local laws prohibiting age or other forms of discrimination, including Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Immigration Reform Control Act; the Occupational Safety and Health Act; any and all other federal, state or local human rights, retaliation, whistle blower, discrimination, bias, civil rights, wage-hour, benefits, pension or labor laws or any other federal, state or local law, rule, regulation or ordinance, including, without limitation, those state laws that are set forth in Exhibit II to this Agreement, any wrongful discharge, public policy, contract, tort or common law; and any alleged entitlement to costs, fees or expenses, including attorneys’ fees, but excluding any claims under this Agreement and any right to receive vested benefits, if any, under the Stock Incentive Plans referred to in Paragraph 2 above and any tax-qualified retirement plan maintained by GreenPoint in which you are a participant as of the Separation Date, any right to receive COBRA continuation health insurance coverage and any right to claim unemployment insurance benefits.

The GreenPoint Releasees and the Paul Releasors acknowledge and agree that the Paul Releasors are not waiving any rights or claims against the GreenPoint Releasees that may arise after the date on which this Agreement becomes effective.

             5A.       Release of Claims by GreenPoint.  The GreenPoint Entities, including for this purpose their respective members, subsidiaries, affiliated entities, predecessors, successors and assigns, and third party beneficiaries, and all of their respective current and former employees, officers, directors, management committees, fiduciaries and agents (“GreenPoint Releasors”) hereby release you, including for this purpose your representatives, agents, heirs, executors, administrators, successors, assigns, present or former spouse, dependants, children and family members (“Paul Releasees”), of and from any and all claims, actions, causes of action, suits, and demands, including attorney’s fees and costs, whatsoever, in law or equity, which against the Paul Releasees the GreenPoint Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever in connection with any relationship between the GreenPoint Releasors and the Paul Releasees, known or unknown, including, without limitation, the use by you or the Headlands Foundation, Headlands Estates or the Headlands Group of the Headlands name or the lighthouse logo previously used by Headlands Mortgage Company, rights under any federal, state or local law, rule, regulation or ordinance, public policy, contract, tort or common law, and any alleged entitlement to costs, fees or expenses, including attorneys’ fees, except that the GreenPoint Releasors expressly do not waive any claim, cause of action, right of indemnity or any other relief they may have or be entitled to against the Paul Releasees under this Agreement, or for breach of fiduciary duty, criminal conduct, fraud, misappropriation, embezzlement or violation of the restrictive covenants described in Paragraph 3 above.

The Paul Releasees and the GreenPoint Releasors acknowledge and agree that the GreenPoint Releasors are not waiving any rights or claims against the Paul Releasees that may arise after the date on which this Agreement becomes effective.

             6.          Waiver of Unknown Claims.  Except as otherwise excepted under or excluded from Paragraphs 5 and 5A above, this is a full and final release covering all unsuspected, unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the GreenPoint Entities and you which may have arisen, or may arise from any act or omission prior to the effective date of this Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the GreenPoint Entities and you prior to the effective date of this Agreement.  Therefore, the GreenPoint Entities and you waive any and all rights or benefits which the GreenPoint Entities and you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The GreenPoint Entities and you acknowledge that the GreenPoint Entities and you have read this Agreement, including the waiver of California Civil Code Section 1542, and that the GreenPoint Entities and you have been provided the opportunity to consult with counsel, and did consult with counsel chosen by the GreenPoint Entities and you, about this Agreement and specifically about the waiver of Section 1542, that the GreenPoint Entities and you understand this Agreement and the Section 1542 waiver, and so freely and knowingly enter into this Agreement.  The GreenPoint Entities and you acknowledge that the GreenPoint Entities and you may hereafter discover facts different from or in addition to those the GreenPoint Entities and you know or now believe to be true with respect to the matters released or described in this Agreement and the GreenPoint Entities and you agree that the releases and agreements contained herein shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.  The GreenPoint Entities and you hereby assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described herein or with regard to any facts, which are now unknown to the GreenPoint Entities and you relating hereto.

             7.          No Claims Exist.  Solely with respect to the claims, etc. released by the GreenPoint Releasors in Paragraph 5A above, GreenPoint confirms that by or with respect to the GreenPoint Releasors or for the GreenPoint Releasors or on behalf of the GreenPoint Releasors no claim, charge, complaint or action by the GreenPoint Releasors against the Paul Releasees exists in any forum or form. In the event that any such claim is filed, the GreenPoint Releasors shall not be entitled to any relief or recovery therefrom. Solely with respect to the claims, etc. released by the Paul Releasors in Paragraph 5 above, you confirm that by or with respect to the Paul Releasors or for the Paul Releasors or on behalf the Paul Releasors no claim, charge, complaint or action by the Paul Releasors against the GreenPoint Releasees exists in any forum or form. In the event that any such claim is filed, the Paul Releasors shall not be entitled to any relief or recovery therefrom. You agree that in the event any class or collective action is or was commenced against the GreenPoint Releasees based upon events occurring prior to the effective date of this Agreement, the Paul Releasors immediately shall withdraw and/or opt out of said class or collective action upon learning of the inclusion of the Paul Releasors, otherwise you will be in breach of this Agreement.  You further agree that the Paul Releasors shall not be entitled to any relief or recovery from any such class or collective action should the Paul Releasors be included in any such action knowingly or unknowingly.

             8.          Time to Consider and Right of Revocation.  You understand that (a) you have twenty-one (21) days to consider the terms and the meaning of this Agreement, (b) you should seek advice from an attorney to consider the terms and the meaning of this Agreement, (c) you may revoke this Agreement for a period of seven (7) days following your signing of this Agreement, and (d) no modifications, alterations, amendments or any other changes to this Agreement, whether material or immaterial, restart, extend or renew the running of the twenty-one (21) day period in which to consider this Agreement.  You acknowledge that if you execute this Agreement prior to the expiration of the 21-day period or if you choose to forego the advice of an attorney, you do so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Agreement.  This Agreement will not be effective or enforceable until the revocation period has expired without any revocation by you.  Any revocation within this period must be submitted in writing and received within the revocation period by GreenPoint Financial Corp., 90 Park Avenue, New York, New York, 10016, Attention: Dr. Mary M. Massimo, Human Resources Division, and must state, “I hereby revoke my acceptance of the letter agreement between GreenPoint Financial Corp. and me” or words to that effect.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

             9.          Knowing and Voluntary.  The Parties agree that they have entered into this Agreement after having had the opportunity to consult an attorney, with such consultation as the Parties deemed appropriate and that the Parties have a full understanding of their rights and obligations under this Agreement and of the effect of executing this Agreement.  The Parties further acknowledge that their execution of this Agreement is made voluntarily and with full understanding of its consequences and has not been coerced in any way.  In connection with this matter, the Parties have consulted with and have been represented by counsel, and the Parties acknowledge that they chose their respective counsel and are satisfied in all respects with the advice, services and representation provided by such counsel.  The terms of this Agreement are the product of mutual negotiation and compromise between the Parties.  The meaning, effect and terms of this Agreement have been fully explained to the Parties by their respective counsel.

             10.        Non-Admission.  The Parties acknowledge and agree that this Agreement shall not be construed as an admission of any fault, wrongdoing or liability whatsoever on the part of either of the Parties and that each of the Parties expressly denies that it violated any law, public policy, contract, any of the policies, practices or procedures of the GreenPoint Entities or had any liability to each other.

             11.        Non-Disclosure.  (i) You:

                           (a)         agree that you shall not, except as necessary to satisfy your duties as a shareholder of GreenPoint or as a director of GreenPoint and the Bank, or as required to enforce this Agreement, or as compelled by law (and upon being so compelled will notify GreenPoint immediately), publicize or disclose to any person or entity any term of or the making of this Agreement or the facts or circumstances relating thereto; provided, however, you shall disclose in the appropriate circumstances the restrictive covenants described in Paragraph 3 above.  This covenant of confidentiality includes, but is not limited to, the terms or the making of this Agreement and your receipt of the consideration hereunder.  Other than to discuss the terms hereof with your spouse, attorney or tax advisor (each of whom must first agree not to make any disclosure that you yourself could not make), you will not disclose to anyone any facts, documents or other information in connection with this matter.  Upon receipt of any inquiry regarding this matter by prospective employers or others, you, or any of your representatives, shall state only that your separation from the GreenPoint Entities was mutually agreeable. You shall be liable for any damages caused by your or any other person’s violation of this covenant;

                           (b)        confirm that, as of the date of the execution of this Agreement, you have not violated the terms of this covenant of confidentiality; and

                           (c)         understand and agree that any violation of this covenant of confidentiality will constitute a material breach of this agreement, which will cause GreenPoint to suffer immediate, substantial and irreparable injury and which will be a sufficient basis for an award of injunctive relief and monetary damages without affecting the remainder of this Agreement and without affecting GreenPoint’s right to seek or obtain other equitable or legal relief or remedies.

                                        (ii) GreenPoint agrees that it shall not, except as compelled by law, or as required by the U.S. Securities and Exchange Commission or the New York Stock Exchange, or as necessary to continue to operate its business, as determined in its sole discretion, or as required to enforce this Agreement, publicize or disclose to any person or entity any term of or the making of this Agreement. You understand and acknowledge that GreenPoint shall attach this Agreement as an Exhibit to its Forms 10-Q and/or Forms 10-K filed with the U.S. Securities and Exchange Commission. Upon receipt of any inquiry regarding this matter by prospective employers of you or by others, executive officer representatives of GreenPoint who are authorized to discuss this matter, shall state only that your separation from the GreenPoint Entities was mutually agreeable. GreenPoint confirms that, as of the date of the execution of this Agreement, it has not violated the terms of this covenant of confidentiality.

             12.        Cooperation/Non-Disparagement.  You agree not to make any remarks or take any actions that directly or indirectly negatively impact the operations of the GreenPoint Entities. You further agree not to make disparaging or derogatory remarks concerning GreenPoint Entities to any third party.  GreenPoint agrees to use reasonable efforts to ensure that the executive officer representatives of GreenPoint who are authorized to discuss this matter do not make disparaging or derogatory remarks concerning you to any third party.

             13.        Return of Property.  You agree to return to GreenPoint by April 30, 2001 any property of the GreenPoint Entities in your possession, including but not limited to computer equipment (hardware, including laptop computers, and software), beepers, cellular telephones, keys, credit cards, expense accounts, and identification and access and control cards; provided, however, that until April 30, 2002 GreenPoint will leave on the phone number previously assigned to you in GreenPoint’s Larkspur, CA office a message in your voice advising of your forwarding phone number and will establish on the e-mail address previously assigned to you by GreenPoint an automatic reply advising of your new phone number, postal address and e-mail address.  You agree to account by April 30, 2001 for all expenses not already accounted for (e.g., credit card bills) and to reimburse GreenPoint by April 30, 2001 for any cash advances or unauthorized expenses.  Except for records properly obtained and maintained by you in your capacity as a shareholder and director, you also agree to return all documents, in whatever form you possess them (e.g., whether in hard-copy or electronically) bearing upon the business of the GreenPoint Entities, including but not limited to research data, production reports, product descriptions, customer lists, phone lists, manuals, reports or other records relating to the business or processes of the GreenPoint Entities and you will not maintain, in any form, any copies of such documents.

             14.        Entire Agreement.  This Agreement (including the attachments hereto) constitutes our complete agreement and, except as provided in Paragraph 15 below, may not be changed except by a writing signed by you and GreenPoint.  This Agreement shall be binding upon and inure to the benefit of you, GreenPoint and the successors, assigns, beneficiaries, heirs and legal representatives of you and GreenPoint.

             15.        Construction.  This Agreement shall be governed and interpreted by and in accordance with the laws of the State of California without regard to its conflict of laws provision.  In the event any provision of this Agreement shall be deemed unenforceable or void, all remaining provisions of this Agreement shall remain in full force and effect, except as specified below.  In the event that any of the provisions of this Agreement shall be deemed by any court of competent jurisdiction, or any arbitrator in any proceedings in which the GreenPoint Releasees, the Paul Releasors, the Paul Releasees or the GreenPoint Releasors shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.  The court or arbitrator shall make such other modifications as are necessary to effectuate the intent of the Parties in entering into this Agreement.

             16.        No Payment of Legal Fees.  Each of the Parties shall be responsible for its own legal fees or costs incurred, if any, in connection with the negotiation and settlement of this Agreement.

             17.        Legal and Administrative Proceedings.  During the Consulting Period, you agree to cooperate, assist, and participate, without charge and with reasonable travel expenses and disbursements, in connection with any legal, administrative or other similar proceeding in which you were involved during your employment with the GreenPoint Entities and their respective predecessors and in any other legal, administrative or other similar proceeding filed against or brought by the GreenPoint Entities, including but not limited to meetings with attorneys for the GreenPoint Entities and appearing at and testifying truthfully at any proceeding where your presence is required.  Specifically, you agree to be available on an as needed basis (as reasonably determined by GreenPoint); provided, however, that (a) GreenPoint will provide advance notice to you each time GreenPoint will need you to be available, and (b) GreenPoint’s need for you to be available will not unreasonably conflict with your employment or personal schedule.

             18.        Resolution of Disputes.  Except as may be required to enforce any restrictive covenants set forth herein or in the Employment Letter, including Exhibit B thereto, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled solely by arbitration, in accordance with the rules of the American Arbitration Association (“AAA”), in Marin County, California, or if the AAA does not have an office in Marin County, California, then in San Francisco, California.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share equally the fee of the arbitrator.  To the extent that any claim is found not to be properly subject to arbitration, such claim shall be either decided by the U. S. District Court or the appropriate state court in and for the District or County, as the case may be, in San Francisco, California, and all such claims shall be adjudicated by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.

             19.        Headlands Name/Logo. The GreenPoint Entities agree not to contest or object to the use by the Headlands Foundation, a California non profit public benefit corporation (the "Headlands Foundation") of (i) the term "Headlands" in the name of the Headlands Foundation and (ii) the lighthouse logo previously used by Headlands Mortgage Company; provided, however, that (A) the Headlands Foundation continues to qualify as a 501(c)(3) corporation under the Internal Revenue Code of 1986, as amended, and (B) the Headlands Foundation does not directly or indirectly engage in the business activity of residential finance, including, without limitation, originating or servicing mortgage loans.

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If the above correctly reflects your understanding of the agreement negotiated and reached between you and GreenPoint, kindly sign an original of this letter agreement below where indicated and return it to me.  The other original is for your files.

Very truly yours,
/s/	Mary M. Massimo

Mary M. Massimo
Senior Vice President and
Human Resources Director
GreenPoint Financial Corp.

ACCEPTED AND AGREED:

/s/	Peter T. Paul

Peter T. Paul

Date:	May 2, 2001

Peter T. Paul
Headlands Mortgage Company

Dear Mr. Paul:

             In connection with the proposed transaction by and among GreenPoint Financial Corp. (“GreenPoint”), Headlands Mortgage Company (“Headlands”) and GFC Acquisition Corp. (“GFC”) (the “Merger”) and subject to the consummation of the Merger, GreenPoint is pleased to extend to you an offer of employment in consideration of the substantial contributions you are expected to make and the value that we know you will bring to GreenPoint.  The terms of the offer are as follows:

1.	Term. GreenPoint agrees to employ you, and you agree to enter into the employ of GreenPoint, subject to the terms and conditions of this letter agreement, for the period commencing on the effective date of the Merger and ending on the second anniversary thereof (the “Term”), subject to earlier termination as set forth below.

2.	Title; Position. During the Term, you shall serve as a Vice Chairman of GreenPoint, as a member of the Board of Directors of GreenPoint (the “Board”) and as the Chief Executive Officer of Headlands, with responsibilities commensurate with such positions. During the Term, you agree to devote your full attention, time, skill and energy to the business and affairs of GreenPoint and to use your best efforts to perform such responsibilities in a professional manner. In the event that your employment with GreenPoint and its affiliates is terminated for any reason, you shall automatically cease to be a member of the Board.

3.	Compensation. Your starting annual base salary will be $300,000. You will be eligible to participate in a cash incentive compensation program, pursuant to the terms and conditions of the program made available to you by GreenPoint from time to time.

4.	Stock Options. On the effective date of the Merger, you will be granted an option to purchase 75,000 shares of common stock of GreenPoint (the “Option”). The Option will vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant. The Option will be governed by the terms of GreenPoint's Stock Option Plan and a Stock Option Agreement to be entered into between you and GreenPoint. While employed by GreenPoint, you will be eligible to receive annual option grants as determined by the Compensation Committee of the Board.

5.	Other Benefits. You will be eligible to participate in the benefit plans, programs and arrangements generally made available to you by GreenPoint from time to time on the terms and conditions thereof, including paid vacation, life insurance, health insurance, disability insurance and retirement benefits. In addition, you shall be entitled to change in control protection for covered transactions or events occurring after the effective date of the Merger, in accordance with GreenPoint's standard change in control agreement for executives in the form attached hereto as Exhibit A.

6.	Termination of Employment. If after the effective date of the Merger and prior to the second anniversary thereof, your employment is terminated by GreenPoint without Cause or you terminate your employment for Good Reason (each a “Qualifying Termination”), you will be paid the following amounts: (a) any earned and unpaid portion of your annual base salary through the date of termination, and (b) base salary for the period (the “Continuation Period”) equal to the longer of (x) twelve months or (y) the number of months from the date of termination until the second anniversary of the effective date of the Merger, as and when such amounts were otherwise payable in accordance with GreenPoint’s normal payroll practice. In addition, during the Continuation Period (or, if earlier, the date you commence employment with a new employer), you will be entitled to continued health, life and disability insurance benefits on a similar basis as such benefits are generally provided to active employees of GreenPoint from time to time, including cost sharing. The termination payments and benefits set forth in this Section 6 will not be paid to you to the extent you are also entitled to receive the payments and benefits provided under the change in control agreement described in Section 5 hereto.

For purposes of this letter agreement, “Cause” shall mean:
(i)	acts or omissions constituting gross negligence, recklessness or willful misconduct by you in respect of your fiduciary obligations or otherwise relating to the business of GreenPoint or any of its affiliates;

(ii)	a material breach by you of this letter agreement; or

(iii)	your conviction of or entry of a plea of nolo contendere to a charge of fraud, misappropriation or embezzlement.

              For purposes of this letter agreement, “Good Reason” shall mean:

(i)	a reduction in your title and/or compensation (each as provided herein) or the assignment to you of any duties not consistent with those of a senior executive of GreenPoint, except in connection with GreenPoint’s termination of your employment for Cause;

(ii)	any material breach of this letter agreement by GreenPoint, including, but not limited to, a reduction by GreenPoint in your annual base salary as set forth herein or a change in the conditions of your employment (e.g., including, without limitation, a failure by GreenPoint to provide you with incentive compensation and benefit plans that provide incentive compensation opportunity or benefits, in each case comparable to those made available under the plans or programs provided to you by GreenPoint on the effective date of the Merger and at the appropriate level for the duties of a similarly situated officer), other than an alteration in the terms of the programs or benefit plans of general applicability; or

(iii)	the relocation of your principal office location to a location more than 25 miles from its location as of the effective date of the Merger, except for required business travel consistent with your duties.

Notwithstanding the foregoing, no event, action or omission shall constitute Good Reason if you shall have consented in writing thereto.  You agree to provide GreenPoint with 30 days advance written notice of any termination of your employment for Good Reason and that any such notice of termination for Good Reason will set forth with specificity the basis for and the events claimed to constitute Good Reason.

                                        You may terminate your employment with GreenPoint at any time without Good Reason by giving GreenPoint written notice not less than 120 days in advance of the date of termination.  Upon any termination of your employment (other than a Qualifying Termination), this letter agreement shall terminate without further obligation to you other than for the payment of earned and unpaid annual base salary through the date of termination.

7.	Restrictive Covenants. In consideration of the grant of the Option and other good and valuable consideration (as more fully described in Exhibit B hereto), you will be subject to the restrictive covenant agreement set forth in Exhibit B attached hereto. In addition, you will not disclose the terms of this letter agreement to any third party, except your spouse, if any, and your accountant and attorney, and any prospective employer. The provisions of the restrictive covenants set forth herein and in Exhibit B will remain in full force and effect until the expiration of the period specified therein, notwithstanding the earlier termination of your employment hereunder or of the Term of this letter agreement.

8.	Other Agreements. This letter agreement supersedes and terminates all prior employment, severance or change of control agreements and understandings between you and Headlands or its affiliates. You agree that your outstanding options to acquire shares of Headlands Common Stock will be treated as provided for in the Agreement and Plan of Merger dated as of December 8, 1998 by and among, GreenPoint, Headlands and GFC.

As I am sure you understand, the effectiveness of this letter agreement and of the offer of employment is contingent upon (a) GreenPoint, Headlands and GFC entering into the Agreement and Plan of Merger and the consummation of the transaction contemplated by that Agreement, and (b) your acceptance of this offer by signing an original of this letter.  If these conditions are satisfied, your employment with GreenPoint will start as of the effective date of the Merger.

We look forward to your acceptance of this offer and to a long and mutually rewarding relationship.

Sincerely,

/S/ S. A. Ibrahim

S. A. Ibrahim
Executive Vice President

I accept the offer of employment made to me by
GreenPoint Financial Corp. dated December 4, 1998.
In accepting this offer, I agree that I did not rely
on any promises or representations, other than
those made in this letter.

Signature:	/S/ Peter T. Paul

Peter T. Paul

Date:	December 6, 1998

EXHIBIT B

Restrictive Covenant Agreement

             You acknowledge that during the course of your employment with GreenPoint Financial Corp. (“GreenPoint”) you will have complete access to highly confidential information and trade secrets relating to GreenPoint's and GreenPoint's subsidiaries', divisions' or any affiliated or related entities' ("Affiliated Entities") non-conforming mortgage banking business (the “Non-Conforming Mortgage Banking Business”), which is not generally in the public domain.  For purposes of these restrictive covenants, "Non-Conforming Mortgage Banking Business" means the business of originating, purchasing, selling and servicing mortgage loans that are non-conforming with respect to documentation or other underwriting criteria or credit.  Such trade secrets and confidential information include, but are not limited to, production reports, product descriptions, customer lists, phone lists, sales and marketing strategies and plans for future business, business development and methods, procedures and devices, business and customer contacts.  Moreover, you will have complete access to GreenPoint's and/or its Affiliated Entities' expertise in the Non-Conforming Mortgage Banking Business, its strategies and, perhaps most significantly, its highly trained staff.  You specifically acknowledge and agree that the Non-Conforming Mortgage Banking Business is a highly specialized "niche".  You further acknowledge and agree that as a result of your access to the trade secrets and confidential information during the course of your employment at Headlands Mortgage Company (“Headlands”) and its affiliates and GreenPoint you developed skill and expertise in the area of the Non-Conforming Mortgage Banking Business which allows you to provide unique and special services to GreenPoint in the area of the Non-Conforming Mortgage Banking Business.

             All of these factors place you in a unique position to advantageously compete with GreenPoint and/or its Affiliated Entities or assist a competitor in competing with GreenPoint and/or its Affiliated Entities in the Non-Conforming Mortgage Banking Business by utilizing such trade secrets or confidential information, including utilizing such information to lure away key GreenPoint employees.  You further agree that such unfair competition would cause irreparable harm to GreenPoint.

             Therefore, in consideration of the grant of the Option (as that term is defined in the letter agreement between GreenPoint and you dated December 4, 1998 (the “Letter Agreement”)) and for the consideration being received by you in connection with the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger by and among GreenPoint, Headlands and GFC Acquisition Corp. (the “Merger Agreement”), which transaction is a transaction described in Section 16601 of the California Business and Professions Code and acknowledging that you are a selling shareholder of Headlands for purposes of said Section 16601, you voluntarily, knowingly and willfully agree to the following:

1.	For the period commencing on the effective date of the Merger and ending two (2) years after your separation from employment from GreenPoint for any reason (the “Restricted Period”), you will not directly or indirectly solicit, induce, influence, aid or suggest to any employee whose employment directly or indirectly relates or related to GreenPoint's Non-Conforming Mortgage Banking Business and who was employed as of the effective date of the Merger or at any time since by Headlands, GreenPoint or any Affiliated Entity (a "GreenPoint Employee"), to leave GreenPoint's or any Affiliated Entity's employ or to seek employment with you (including any business entity you own, control, manage or operate) or any other employer. Nor will you provide information about a GreenPoint Employee to any potential employer of you or a GreenPoint Employee or in any way assist, directly or indirectly, a potential employer of you or a GreenPoint Employee to solicit, induce, influence, aid or suggest the employment of a GreenPoint Employee.

2.	During your employment with GreenPoint and its Affiliated Entities and at all times thereafter, you specifically agree to hold all trade secrets and confidential information, including without limitation the trade secrets and confidential information referenced above, in the strictest confidence, and that you will not, without GreenPoint's prior written consent, disclose, divulge or reveal to any person or business entity, or use for any purpose other than for the exclusive benefit of GreenPoint or any Affiliated Entity, any such trade secrets and confidential information, except (i) in connection with the implementation or enforcement of the Letter Agreement, or (ii) pursuant to judicial or administrative process (but you will notify GreenPoint immediately if you receive such process).

3.	You acknowledge that GreenPoint will engage in the Non-Conforming Mortgage Banking Business throughout the country. You acknowledge that if you were to become an employee of or a consultant to a competing organization, your new duties and the products, services and technology of the competing organization would be so similar or related to those employed by you as an employee of GreenPoint that it would be very difficult for you not to rely on or use the trade secrets and confidential information referenced above. You further acknowledge that you, and any such entity to which you may be rendering services, cannot avoid using the trade secrets and confidential information, because even in the best good faith, you cannot as a practical matter avoid using the knowledge of the trade secrets and confidential information in your work with such an entity. Accordingly, during the Restricted Period, you will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as a principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, partner, advisor or in any other individual or representative capacity any business which engages in the Non-Conforming Mortgage Banking Business, nor will you canvas and advertise for or otherwise assist or advise any business entity to engage in, start or develop a Non-Conforming Mortgage Banking Business ("engage in the Non-Conforming Mortgage Banking Business"), in any area in which Headlands or its affiliates were authorized to engage in the Non-Conforming Mortgage Banking Business prior to the effective date of the Merger, except as provided hereunder. Included in this covenant not to engage in the Non-Conforming Mortgage Banking Business, you agree you will not (i) solicit Non-Conforming Mortgage Banking Business or otherwise deal directly or indirectly with any customers, appraisers, vendors, correspondents, brokers, lender associates or affiliated entities, of GreenPoint or its Affiliated Entities at any time with respect to the Non-Conforming Mortgage Banking Business; (ii) directly or indirectly divert or attempt to divert from GreenPoint or its Affiliated Entities any Non-Conforming Mortgage Banking Business; and (iii) directly or indirectly interfere or attempt to interfere with the relationships between GreenPoint or its Affiliated Entities, their customers, appraisers, vendors, brokers or affiliates, employees of customers, appraisers, vendors, correspondents, brokers, lender associates or affiliates with respect to the Non-Conforming Mortgage Banking Business.

4.	This Agreement does not prohibit you from working for any financial institutions or other business entities that engage in the Non-Conforming Mortgage Banking Business, provided that you do not engage in the Non-Conforming Mortgage Banking Business (as defined above) of any such entity.

5.	Notwithstanding the foregoing, you shall not be prohibited from investing and owning not more than one percent (1%) of the outstanding shares of common stock of any corporation, the shares of which are publicly traded pursuant to the Securities Exchange Act of 1934, and/or passively invest as a limited partner in any non-publicly traded security or be employed by government or quasi governmental agencies such as the Federal National Mortgage Association and the Federal Housing Loan Mortgage Corporation.

6.	You acknowledge and agree that: (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenants, are to protect the goodwill, trade secrets and confidential information of GreenPoint and of Headlands and its affiliates acquired by GreenPoint, and to prevent you from interfering with the Non-Conforming Mortgage Banking Business of GreenPoint as a result of or following termination of your employment with GreenPoint; (ii) that the foregoing covenants, including without limitation the noncompetition covenants, are being given in part in consideration for the consideration being received by you as a result of the transaction contemplated by the Merger Agreement, that such transaction is a transaction described in Section 16601 of the California Business and Professions Code and that you are a selling shareholder of Headlands for purposes of said Section 16601; (iii) because of the nature of the Non-Conforming Mortgage Banking Business and because of the nature of the trade secrets and confidential information to which you have access, it would be impractical and excessively difficult to determine the actual damages of GreenPoint or its Affiliated Entities in the event you breached any of the covenants of this Restrictive Covenant Agreement; and (iv) remedies at law (such as monetary damages) for any breach of your obligations hereunder would be inadequate. You therefore agree and consent that if you commit any breach of a covenant hereunder or threaten to commit any such breach, GreenPoint shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Restrictive Covenant Agreement finally determined by a court of competent jurisdiction to be unenforceable, you, GreenPoint and its Affiliated Entities hereby agree that such court shall have jurisdiction to reform this Restrictive Covenant Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Restrictive Covenant Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the right of GreenPoint to enforce any such covenant in any other jurisdiction.

7.	You agree that these restrictive covenants shall be governed and interpreted by and in accordance with the laws of the State of California without regard to its conflicts of laws provision. You agree and understand that the provisions of this Restrictive Covenant Agreement shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of your employment or of the Letter Agreement.

8.	You agree that the above provisions are reasonable and enforceable and that compliance with all of the above provisions is necessary to protect the business and goodwill of GreenPoint and its Affiliated Entities.

Signature:	/S/ Peter T. Paul

Peter T. Paul

Date:	December 6, 1998

Alabama Age Discrimination Law, Alabama Code Sec. 25-1-20 et seq. Payment of Wages, Alabama Code Sec. 36-6-1

Alaska Human Rights Law, Alaska Statutes Sec. 18.80.010 et seq. Payment of Wages, Alaska Statutes Sec. 23.05.140(b) and (d)

Arizona Civil Rights Law, Arizona Revised Statutes Sec. 41-1401 et seq.
Arizona Equal Pay Law, Arizona Revised Statutes Sec. 23-240 et seq.
Payment of Wages, Arizona Statutes Annotated Sec. 23-353 et seq.

Arkansas Civil Rights Act, Arkansas Code Annotated Title 16, Ch. 123, Sec. 101-108 Arkansas Equal Pay Law, Arkansas Code Annotated Title 11, Ch. 4, Sub. Ch. 4, Sec. 11- 4-601 through 11-4-612

The California Fair Employment and Housing Act
The California Sexual Orientation Bias Laws
The California Confidentiality of Medical Information Law
The Unruh Act
The California Apprenticeship Program Bias Law
The California Military Personnel Bias Law
The California Moore-Brown Roberti Family Rights Act
The California Parental Leave Law for School Visits
The California Comparable Worth Law
The California Wage and Hour Laws
The California Occupational and Safety and Health Act

Colorado Anti-Discrimination Act of 1957, Co. St. Section 24-34-302 et seq.
Colorado Equal Pay Law, Co. St. Section 8-5-101 et seq.
Colorado Civil Rights Commission Regulations on Employment
Colorado Civil Rights Commission Age Discrimination Rules
Colorado Civil Rights Commission Creed and Religious Discrimination Rules
Colorado Civil Rights Commission Handicap Discrimination Rules
Colorado Civil Rights Commission National Origin Discrimination Rules
Colorado Civil Rights Commission Sex Discrimination Rules
Colorado Civil Rights Commission Employment Testing Rules

Connecticut Human Rights and Opportunities Law, 814 Gen. Stat. Conn. 46-a-51 to 46-a-104
Equal Pay Law, Gen. Stat. Conn. Sec. 31-58(e), 31-75 and 31-76
Age Discrimination and Employment Insurance Benefits Law, Gen. Stat. Conn. Sec. 38a-543
Payment of Wages, Gen. Stat. Conn. Sec. 31-72

Delaware Fair Employment Practices Act, 19 Delaware Code Annotated 710-718
Delaware Equal Pay Act, 19 Delaware Code Annotated 1107A
Delaware Handicap Discrimination Law, 19 Delaware Code Annotated 720-728
Payment of Wages (no official title), 19 Delaware Code Annotated Sec. 1103, Sec. 1109

The District of Columbia Human Rights Act, D.C.Code §§1-2501 to 1-2557
The District of Columbia Employment Rights of Blind and Physically Disabled Persons
(“White Cane Act”), D.C.Code Ann. §6-1701 to 6-1709

The Florida Civil Rights Act of 1992
The Florida Equal Pay Act, §725.07 Florida Statutes
The Florida Whistleblower Act §§448.102, et seq., Florida Statutes
Florida’s Attorney’s Fees Provision for Successful Litigants in Suits for Unpaid Wages,
§448.08, Florida Statutes

Georgia Fair Employment Practices Act, Georgia Code Annotated Sec. 45-19-20 to 45-19-45
Equal Employment for Persons with Disabilities Code, Georgia Code Annotated Sec, 34-6A-1 to 34-6A-6
Georgia Age Discrimination Act, Georgia Code Annotated Sec. 34-1-2-et seq.
Equal Pay Law, Georgia Code Annotated Sec. 34-5-1 et seq.
Payment of Wages, Georgia Code Annotated Sec. 34-7-2

Hawaii Fair Employment Practices Law, 21 Hawaii Revised Statutes Ch. 378-1 to 378-9 Equal Pay Law, Hawaii Revised Statutes Sec. 387-4 Payment of Wages, Hawaii Revised Statutes Sec. 388-3, et seq.

Idaho Fair Employment Practices Act, I.C. Section 67-5901, et seq.
Idaho Equal Pay Law, I.C. Section 44-1701, et seq.
Idaho Civil Rights Law, I.C. Section 18-7301, et seq.
Idaho Wage Claim Statute, I.C. Section 45-601, et seq.

The Illinois State Wage and Hour Laws
The Illinois Equal Pay Laws
The Illinois Wage Payment and Collection Act
The Illinois Health and Safety Act The Illinois Human Rights Act
The Illinois Joint Agency Rules on Sex Discrimination
The Illinois Joint Agency Rules on National Origin and Discrimination

Indiana Civil Rights Law, as amended
Indiana Equal Pay Act, as amended
Indiana Minimum Wage Law of 1965, as amended
Indiana Handicap Discrimination Law, as amended
Indiana Age Discrimination Act, as amended
Indiana Occupational Safety and Health Act of 1974, as amended

Iowa Civil Rights Act of 1965, I.C. Section 216.1 et seq. Iowa Wage Payment Collection Law, I.C. Section 91A.1 et seq.

Kansas Act Against Discrimination, K.S. Ch. 44, Art. 10
Kansas Equal Pay Law, K.S. Section 44-1205, et seq.
Kansas Age Discrimination in Employment Act, K.S. Section 44-1111, et seq.
Kansas Age Discrimination Guidelines
Kansas Laws for Payments of Compensation K.S. Section 44-301, et seq.

Kentucky Civil Rights Act, as amended Kentucky Equal Opportunities Act, as amended Kentucky Equal Pay Law, as amended Kentucky Constitution

The Louisiana Employment Discrimination Law, (La. R.S. Ann. Title 23, Ch. 3-A, §301 et seq.)
The Louisiana Age Discrimination Law (La. R.S. Ann. Title 23, Ch. 9, §§311 through 314)
The Louisiana Commission on Human Rights Act  (La. R.S. 51:2231 et seq.)
The Louisiana Discrimination in Employment Act (La. R.S. 23:301 et seq.)
The Louisiana Age Discrimination in Employment Act (La. R.S. 23:311 et seq.)
The Louisiana Wage Payment Law (La. R.S. 23:631 et seq.)
The Louisiana Code of Civil Procedure, Art. 2592

The Maine Human Rights Act, Me. Rev. Stat. Ann. tit. 5, §4551 et seq.
The Maine Equal Pay Law, Me. Rev. Stat. Ann. tit. 26, Ch. 7, §628
The Maine Sexual Harassment Policies Law, Me. Rev. Stat. Ann. tit. 26, §806

The Maryland Fair Employment Practices Act, Md. Code Ann. art. 49B, §1 et seq.
The Maryland Handicapped Anti-Discrimination Regulations, Md. Regs, Code tit. 14.03.02.01 et seq.
The Maryland Equal Pay Law, Md. Code Ann., Lab. & Empl., Subtitle 3, §§301 to 308

The Massachusetts Fair Employment Practice Act, Mass. Gen. Laws ch. 151B, §§1 to 10
The Equal Pay and Maternity Benefits Law, Mass. Gen. Laws ch. 149, §105A to 105D
The Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93, §102
The Massachusetts Age Discrimination Law, Mass. Gen. Laws ch. 149, §24A to 24I
Payment of Wages, Mass. Gen. Laws Ann. ch. 149 §148

The Michigan Elliot-Larsen Civil Rights Act, Mich. Comp. Laws, §§37.2101 through 37.2804
The Michigan Bias Against Handicapped Law, Mich. Comp. Laws Ann., §37.1101 et seq.
The Michigan Equal Pay Law, Mich. Comp. Laws Ann., §§408.381, 408.382 and 408.392, 408.393, 408.394, 408.395, 408.397 Violation of Equal Pay Law, Mich. Comp. Laws Ann. §750.556

Minnesota Human Rights Act, Minnesota Statutes, Sections 363.01-363.15.
Minnesota Equal Pay Law, Minnesota Statutes, Sections 181.66-181.71
Minnesota Age Discrimination Act, Minnesota Statutes, Section 181.81, et seq.

Missouri Human Rights Law and Related Regulations Missouri Equal Pay Laws

Montana Human Rights Act, Title 49, Chs. 1 through 4 of the
Montana Code Annotated Montana Persons with Disabilities Employment Preference Act, Title 39, Ch. 30,
Sections 39-30-101 to 39-30-207 of the Montana Code Annotated

The Nebraska Fair Employment Practice Act, Neb. Rev. Stat. §48.1101 et seq. The Act Prohibiting Unjust Discrimination in Employment Because of Age, Neb. Rev. Stat. §§48-1001 to 48-1010

The Nevada Fair Employment Practice Act, Nev. Rev. Stat. §§613.310 to 613.435 The Nevada State Wage and Hour Laws, Nev. Rev. Stat. §608.015 The Nevada Equal Pay Law, Nev. Rev. Stat §608.817

The New Hampshire Equal Pay Law, N.H. Rev. Stat. Ann. Ch. 275, §275.36 to 275.4 The New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. §§354-A:1 to 354-A:26

The New Jersey Equal Pay Act, N.J. Stat. Ann. Title 34, Ch. 11, §§34:11-56.1 to 34:11-56.11
The New Jersey Law Against Discrimination, N.J. Stat. Ann.§10:5-12
The New Jersey Civil Rights Division Rules of Practice, Title 13, Ch. 4, §§13.4-1.1 et seq. of the New Jersey Administrative Code Equal Employment Opportunity, Title 4A, Ch. 7, §§1-1 et seq. of the New Jersey Administrative Code

The New York Human Rights Law The New York Minimum Wage Law The Equal Pay Law of New York

The New Mexico Human Rights Act
The New Mexico AIDS Testing Law
The New Mexico Genetic Information Privacy Act
The New Mexico Employee Privacy Act
The New Mexico Wage and Hour Laws
The New Mexico Occupational Health and Safety Act

The North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §143-422.2 The North Carolina Handicapped Persons Protection Act, N.C. Gen. Stat. §168A-5(a)

The North Dakota Equal Pay Act, N.D. Cent. Code §§34-06.1-01 1034-06.1-09
The North Dakota Human Rights Act, N.D. Cent. Code §14-03.4-03
The North Dakota Age Discrimination Act, N.D. Cent. Code §34-01-17
The North Dakota Anti-Discrimination Law, N.D. Cent. Code §14-02.4-08

The Ohio Fair Employment Practices Law, Ohio Rev. Code Ann. Title 41 §4112.02 et seq.
The Ohio Equal Pay Law, Ohio Rev. Ann. Code, §4111.17(A)
The Ohio Civil Rights Act, Ohio Rev. Code Ann. §§4112.01-4112.99

The Oklahoma Anti-Discrimination Statutes (25 O.S. 1301 et seq.) The Oklahoma Workers’ Compensation Act (85 O.S. 5 et seq.)

The Oregon Equal Pay Law, Or. Rev. Stat. Title 51, Ch. 652, §652.10 et seq.
The Oregon Safe Employment Act, Or. Rev. Stat. §§659.062
The Oregon Fair Employment Practices Act, Or. Rev. Stat. §659.030
Oregon Handicap Bias Law, Or. Rev. Stat. §659.400(1), 659(435)(1)

Pennsylvania Human Relations Act, as amended Pennsylvania Wage Payment and Collection Law, as amended Pennsylvania Minimum Wage Act, as amended Pennsylvania Equal Pay Law, as amended

The Rhode Island Equal Pay Law, R.I. Gen. Laws Title 28, Ch. 6, §§28-6-17 through 28-6-21
The Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5
The Rhode Island Equal Pay and Comparable Worth Commission, R.I. Gen. Laws Title 42, Ch. 124, §1 et seq.
The Rhode Island Civil Rights Act, R.I. Gen. Laws Title 42, Ch. 112, §§42-112-1 and 42-112-2

South Carolina Human Affairs Law, S.C. Code Sec. 1-13-20 et seq. (Supp 1998) South Carolina Wage Payment Act, S.C. Code Sec. 41-10-10 et seq., (Supp 1998) South Carolina Workers’ Compensation Law

The South Dakota Human Relations Act, S.D. Codified Laws §20-13-1 to 20-13-56
The South Dakota Equal Pay Law, S.D. Codified Laws §60-12-15 et seq.
The South Dakota Local Fair Employment Practices Legislation, S.D. Codified Laws §20-12- 4 to 20-12-9

The Tennessee Anti-Discrimination Act, Tenn. Code Ann. tit. 4, Chap. 21, §101 et seq.
The Tennessee Fair Employment Practices Law, Tenn. Code Ann. §4-21-407(b)
The Tennessee Equal Pay Act, Tenn Code. Ann. tit. 50, Chap. 2, §§201-206
The Tennessee Handicap Bias Law, Tenn. Code Ann. tit. 8, §8-50-102

The Texas Employment, Discrimination Law, Tex. Lab. Code, tit. 2, Chap. 21 §21.001 et seq
The Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §21.101
The Texas Communicable Disease Act, Texas Code Ann. ch. 81, Subchapter F.
Disability Discrimination, Tex. Hum. Res. Code 121.001 et seq.
The Texas Commission on Human Rights Law, Texas Government Code, Tit. 2, Ch. 461, Subchapter A-C, §461.001 et seq.
The Texas Equal Pay Act, Texas Gov’t Code Ann., tit. 5, §659.001
The Texas Public Employment Discrimination Act, Texas Civ. Prac. and Rem., tit. 5, §106.001 et seq.
The Texas Human Rights Commission Rules, 40 Tex. Admin. Code, §321.1 et seq.

The Utah Antidiscrimination Act, Utah Code Ann. tit. 34A §101 et seq.

The Vermont Fair Employment Practices Act, Vt. Stat. Ann. tit. 21, §495 et seq. The Vermont Human Rights Commission, Vt. Stat. Ann. tit. 9

The Virginia Human Rights Act, Va. Code tit. 2.1, Ch. 42, §2.1-714 et seq. The Virginia Equal Pay Act, Va. Code §40.1-28.6 The Virginians with Disabilities Act, Va. Code tit. 51.5, §51.5 et seq.

The Washington Law Against Discrimination in Employment, Wash. Rec. Code §49.60.010 et seq.
The Washington Equal Pay Law, Wash. Rev. Code §49.12.175
The Washington Sex Discrimination Law, Wash. Rev. Code Ch. 49.12, §200
The Washington Age Discrimination Law, Wash. Rev. Code tit. 49, §49.44.090

Wis. Stat. 110.31, et seq.

The West Virginia Human Rights Act, W.Va. Code Ann. §§5-11-1 through 5-11-20 The West Virginia Equal Pay Law, W.Va. Code Ch. 21, Art. 3, §19

The Wyoming Fair Employment Practices Act, Wyo. Stat. tit. 27, Ch. 9, §101-108 The Wyoming Equal Pay Law, Wyo. Stat. tit. 27, Ch. 4, §301-304